ITEM 77M: Mergers

         Morgan Stanley American Opportunities Fund

           On September 17, 2003 as adjourned to September 30, 2003, at a Special Meeting of Shareholders of Morgan Stanley All Star Growth ("All Star Growth"), Shareholders of All Star Growth approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") between All Star Growth and Morgan Stanley American Opportunities Fund ("American Opportunities"), pursuant to which substantially all of the assets of All Star Growth would be combined with those of American Opportunities and shareholders of All Star Growth would become shareholders of American Opportunities receiving shares of American Opportunities with a value equal to the value of their holdings in All Star Growth (the "Reorganization"). The Reorganization Agreement was unanimously approved by the Board of Trustees on April 24, 2003.

           On  October  3,  2003,  the  Reorganization  Plan
between  All  Star  Growth  and American  Opportunities  was
completed   according  to  the  terms  set  forth   in   the
Reorganization Agreement.

ITEM 77M: Mergers

         Morgan Stanley American Opportunities Fund

           On September 17, 2003 as adjourned to September 30, 2003, at a Special Meeting of Shareholders of Morgan Stanley 21st Century Trend Fund ("21st Century Trend Fund"), Shareholders of 21st Century Trend Fund approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") between 21st Century Trend Fund and Morgan Stanley American Opportunities Fund ("American Opportunities"), pursuant to which substantially all of the assets of 21st Century Trend Fund would be combined with those of American Opportunities and shareholders of 21st Century Trend Fund would become shareholders of American Opportunities receiving shares of American Opportunities with a value equal to the value of their holdings in 21st Century Trend Fund (the "Reorganization"). The Reorganization Agreement was unanimously approved by the Board of Trustees on April 24, 2003.

           On October 3, 2003, the Reorganization Plan between 21st Century Trend Fund and American Opportunities was completed according to the terms set forth in the Reorganization Agreement.

raleg\NSARs\Item 77M amop